Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 4, 2017

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois

60064

Re:          Registration Statement on Form S-8

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to an aggregate of $50,000,000 of unsecured obligations of St. Jude Medical, LLC, a wholly owned subsidiary of the Company (“St. Jude Medical”), to pay deferred compensation in the future (the “Deferred Compensation Obligations”), pursuant to the St. Jude Medical, Inc. Management Savings Plan (the “Plan”).

In rendering this opinion, we have examined such corporate records and other documents (including the written document constituting the Plan, the Registration Statement and St. Jude Medical, LLC’s certificate of formation and limited liability company agreement), and we have reviewed such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have, with the Company’s consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with the Company’s consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.  In addition, we have assumed that the Plan will be effective at the time that the Deferred Compensation Obligations will be incurred by St. Jude Medical, LLC.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution.  In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Deferred Compensation Obligations, when incurred pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan and the Plan, will constitute the valid and legally binding obligations of St. Jude Medical.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the validity of the Deferred Compensation Obligations and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz